Exhibit 10.25


                                 AGENT AGREEMENT

     This AGENT AGREEMENT is made and entered into this 29th day of October, 1997, by and between Silicon International Ltd., a corporation organized and existing under the laws of Hong Kong with its principal place of business located Unit 303, Four Seas Building, 208-212 Nathan Road, Kowloon, Hong Kong (hereinafter referred to a as "Agent") and CFM TECHNOLOGIES, INC., a Pennsylvania corporation, with its principal place of business located at 1336 Enterprise Drive, West Chester, Pennsylvania, 19380 (hereinafter referred to as the "Company").

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

          1. APPOINTMENT OF AGENT. Company hereby appoints Agent as its exclusive agent for the sale of certain items described in Attachment "A" (hereinafter referred to as "Products") in the countries and locations listed in Exhibit "B" (hereinafter referred to as "Territory").

          Agent is authorized by the above appointment to sell Products only to customers located in Agent's territory for use in manufacturing facilities located in Agent's territory, and Agent shall refer to Company all inquiries made from prospective customers which do not fall under the scope of this Agreement. All inquiries or orders received by Company for Products from any party in the Territory shall be referred to Agent.

     The list of Products as set forth in Appendix A may be changed, abandoned, or supplemented in writing by mutual agreement between the parties.

     It is understood by the parties that the Agent shall be acting as an independent sales agent of Company's Products, and Agent shall be solely responsible for all expenses connected with the operation of its business. Agent shall have no authority to contract in the name of or bind the Company in any manner whatsoever. Agent shall defend and hold Company harmless from all claims arising out of Agent's conduct. All transactions or activities in connection with this Agreement will comply with the letter and the spirit of all applicable laws as well as ethical business standards. Care must be taken to avoid disseminating inaccurate or misleading technical or business information.

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     2. TERM OF AGREEMENT. This Agreement shall continue in effect for a period of one (1) year from the date of its execution and shall automatically renew year after year, unless terminated pursuant to Paragraph 10 hereof.

     3. RESPONSIBILITIES.

          a. COMPANY'S RESPONSIBILITIES. Company shall make every reasonable effort to manufacture quantities of the Products sufficient to meet the requirements of end user customers sold to by Agent. Company shall have responsibility for Product installation, service, and support.

          b. AGENT'S RESPONSIBILITIES. Agent agrees to:

               (i) use its best efforts to promote the sale and use of the Products and to solicit and secure orders for the Products within its Territory, and further to serve the best interests of Company in any and all matters in accordance with this Agreement;

               (ii) Refrain from manufacturing or selling of products which directly compete with the Products of the Company for the duration of this Agreement and for a period of six (6) months following the termination of this Agreement for any reason.

               (iii) Agent shall prepare a sales forecast for each quarter providing projections of end-user sales of Products by item, by end -user name, by quarter for (6) six fiscal quarters of the Company, including the quarter in which the forecast is prepared. This forecast shall be updated monthly to be received by CFM by the 15th day of each month.

     4. CONFIDENTIALITY. Agent acknowledges that this Agreement creates a relationship of trust and confidence between Agent and Company. Agent acknowledges that proprietary data and proprietary information are embodied in the Company's Products, and in data, information, and material supplied by Company to Agent or acquired by Agent in the course of performance of this Agreement. Agent acknowledges that all such proprietary data and proprietary information, including such data and information as is contained in the Products and their constituent parts, constitute the sole


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and exclusive property to the Company, and Agent will carefully protect such information and use it only in furtherance of the Company's business.

     Agent hereby agrees to hold in confidence during the term of this Agreement, and thereafter for a period of three (3) years, any and all information of a confidential nature regarding Company's business or affairs, including without limitation, data provided by Company regarding the design and/or methods of Company of the Products, and not to disclose the same to any person, firm, or corporation.

     On all the above information of a confidential or proprietary nature, Company shall stamp "CONFIDENTIAL" or so indicate in other appropriate ways for software or other intangible materials.

     The following information shall not be considered confidential:

          a. information which is already generally available to the public;

          b. information which hereafter becomes generally available to the public, except as a result of a fault of the party to whom the information was disclosed;

          c. information which Company agrees to disclose in writing;

          d. information which can be shown to have been properly known to Agent prior to the transmittal thereof from Company; or

          e. information which is obtained by Agent from a third party which had the right to possess and to disclose the information.


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     5. PRICE AND PRICE CHANGES.

     a. PRICE. The Company will from time to time provide the Agent with price schedules for the Company's products in the Territory. Agent agrees that it will not sell the Company's Products in its Territory at prices other than those on the Territory price list without Company's express knowledge and written consent. The company agrees to pay the Agent a commission for the Products purchased by the customer/end-user according to the price paid by the customer/ end-user. Commission will be a pre-determined rate of four and one-half percent (4.5%) of collected funds. The commission rate may be changed upon the written agreement of both parties.

     6. TERMS OF PAYMENT. The terms of payment shall be as follows:

          a. One-half (50%), after receipt of payment by Company from customer/end user based upon shipment of equipment.

             One-half (50%), after receipt of payment by Company from customer/end user based upon final acceptance.

          b. Company to pay Agent commission within 10 days of receipt of payment by Company from customer/end-user.

     7. SPARE PARTS. Agent agrees to purchase spare parts for resale to customers or to the Company (when used for warranty repairs) during the term of this agreement. Such purchases shall be made from recommended listings of spare parts to be supplied by the Company. Orders placed by Agent for such spare parts shall be in an amount not less than 22.2% of any commissions paid to Agent during each annual period ending on October 31.

     8. APPLICATION ENGINEER SUPPORT. Agent agrees to hire and retain a minimum an applications engineer to support each customer site at which three or more Full Flow systems are installed or on order. The Company agrees to provide technical training to such application engineers at no cost to Agent and Agent agrees to pay for all travel, living and incidental expenses of such applications engineers during the period of any such training. Additional applications engineers may


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be hired by Agent and trained by Company for customer sites with more than three
Full Flow systems, subject to mutual agreement between Agent and Company.

     9. DELIVERY. The Company shall use its best efforts to fill all orders promptly upon acceptance thereof. However, if conditions beyond the control of Company arise which prevent compliance with normal delivery schedules, Company shall not be liable for damages, general, special or otherwise. Deliveries shall be made Ex-Factory West Chester, Pennsylvania. Customer shall have the right to select the packer and carrier of its choice and shall bear all costs related thereto.

     The Company shall retain title and bear the risk of loss until such time as a shipment leaves the Company's dock, at which time title shall pass to the Customer, and the risk of loss shall be borne by Customer. Customer shall arrange and pay for insurance against loss or damage to the equipment during transit.

     10. SALES AND SUPPORT. Agent agrees to provide competent personnel for the sales, specification review, negotiation, and technical sales support to customers within its Territory. Company agrees to provide reasonable training for Agent's personnel at its offices in West Chester, Pennsylvania.

     11. ADVERTISING. Company shall supply Agent with reasonable quantities of sales materials such as catalogs, brochures, and reprints of its advertising materials at no charge to Agent. Agent shall have the right to conduct advertising campaigns with respect to the Products at its expense. Agent shall refrain from making any claims or representations concerning the Products in excess of those made by Company. Agent will translate the above materials into local languages as may be needed from time to time. Upon termination of this Agreement, Agent shall return all unused sales materials to Company and shall refrain from further use of all such materials in its activities.


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     12. TERMINATION.

     A. This Agreement may be terminated:

          1. by an agreement in writing duly signed by the parties hereto; or

          2. by either party at will, with or without cause, less than one hundred and eighty (180) days notice in writing, given by registered or certified mail to the other party. The date of termination (Termination
     Date) is defined a180 days following the date of notification.

     B. Commissions, preceding and following the Termination shall be paid as follows:

          1. Following notification and preceding the Termination Date, commissions to Agent will be paid in accordance with Sections 6(a) and 6(b).

          2. Any order for shipment of Product into the Territory which shipment (Ex-Works) shall occur prior to the Termination Date shall result in full payment of any commission due to Agent based upon shipment of equipment, subject to Section 6(b). No commissions will be paid for shipments into the Territory made after the Termination Date.

          3. Any Product shipped into the Territory for which Final Acceptance is received prior to the Termination Date shall result in full payment of any commission due to Agent based upon final acceptance, subject to Section 6(b). No commissions will be paid for final acceptance events which occur after the Termination Date.

     The acceptance of any order from a customer in the Agent's territory after the Termination Date of this Agreement shall not be construed as a renewal or extension hereof nor as a waiver of termination. Neither Company nor Agent shall, by reason of the termination or non-renewal of this Agreement, be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Company or Agent, or otherwise.


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     13. MISCELLANEOUS.

     a. ASSIGNMENT. This agreement is not assignable or transferable by either party in whole or in part, except with written consent of the other party.

     b. GOVERNING LAW AND LANGUAGE. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania. This Agreement has been negotiated and executed in the English language, and the rules of construction and definition of the English language shall be applied in interpreting this Agreement.

     c. ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties.

     d. SEVERABILITY. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     e. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns.

     f. TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     g. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall construe one instrument.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above set forth.


                                    THE COMPANY:



                                    BY:   /s/  Lorin J. Randall
                                    -----------------------------------



                                    THE AGENT:


                                    /s/ John Dunn
                                    -----------------------------------
                                    John Dunn
                                    President
                                    Silicon International Ltd.


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                                    EXHIBIT A

                                    PRODUCTS

              Full Flow(TM) systems for semiconductor applications.


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                                    EXHIBIT B

                                    TERRITORY

                            People Republic of China

                              Hong Kong, P.R. China